Exhibit 10.21

			Schering AG
CoTherix, Inc. Mr. Donald Santel CEO 5000 Shoreline Court Suite 101 South San Francisco, California 94080 U.S.A.
			E:

			T: +49.30.468-	15431
			+49.30.468-	11 11
			F: +49.30.468-	14086

Your Ref.	Your letter dated	Our Ref. (please indicate when replying)	Date
		RA/UK/Cie (4b1412_2)	2004-12-14

Amendment # 2 to Development and License Agreement

Dear Don,

We refer to the Development and License Agreement by and between CoTherix, Inc., South San Francisco, California (hereinafter “CoTherix” - formerly called ‘Exhale Therapeutics, Inc.’) and Schering dated October 2, 2003 as amended by Amendment # 1 dated November 4/22, 2004 (hereinafter the “Agreement”).

It is set forth in Section 7.2 of the Agreement that, no later than thirty (30) Business Days from Regulatory Approval of the Product in the Field by the Health Regulatory Authority, CoTherix shall pay to Schering a milestone in the amount of USD 9 Mio. (the “Approval Milestone”). CoTherix has recently requested that the payment of this Approval Milestone be deferred by a period of six (6) months. Accordingly, we would be willing to accept a one time deferral of this payment of six (6) months to the effect that the Approval Milestone shall be payable within six (6) months and thirty (30) Business Days from the date of Regulatory Approval of the Product in the Field by the Health Regulatory Authority; such deferral, however, being contingent upon the following conditions:

1.	Payment of the Approval Milestone must be made in the year 2005 in the event that Regulatory Approval of the Product in the Field by the Health Regulatory Authority occurs in the year 2004 or 2005; however, in no event will the approval milestone be payable prior to thirty (30) business days following Regulatory Approval; and

2.	The Approval Milestone shall be increased to the amount of USD 9 Mio. plus 10% annualized simple interest calculated on the principal of 9 Mio. for the duration of the deferral; and

Postal address:	Executive board:	Chairman of the supervisory board:	Commerzbank AG, Berlin
Schering AG	Hubertus Erlen (Chairman)	Giuseppe Vita	Acct. No. 108 700 600, Bank No. 100 400 00
D-13342 Berlin, Germany	Karin Dorrepaal		IBAN: DE72 1004 0000 0108 7006 00
For visitors:	Ulrich Köstlin	Registered seat: Berlin	BIC: COBADEFF
Müllerstr. 178, Berlin-Mitte	Lutz Lingnau	Trade register:	Deutsche Bank AG, Berlin
www.schering.de	Marc Rubin	AG Charlottenburg 93 HRB 283	Acct. No. 2415 008, Bank No. 100 700 00
	Jörg Spiekerkötter		IBAN: DE35 1007 0000 0241 5008 00
	Günter Stock		BIC: DEUTDEBB

Address CoTherix, Inc.	Our Ref. RA/UK/Cie (4b1412_2)	Date 2004-12-14	Page 2

3.	CoTherix shall at no cost provide to Schering and grant to Schering an exclusive, sub-licensable license to use outside the Territory any and all data (excluding, for the avoidance of doubt, inventions or patent rights) which are generated by the contract research organization Magellan concerning the nebulizers HaloLite, ProDose and iNeb outside the Territory; and

4.	Should Regulatory Approval have occurred and CoTherix’s cash position goes below USD 10 Mio., the six (6)-months deferral shall be waived and the Approval Milestone shall be due upon the later of thirty (30) Business Days from the date of such Regulatory Approval or the date that is ten (10) Business Days after the date upon which CoTherix’s cash position goes below USD 10 Mio.

Unless indicated otherwise, all capitalized terms as used in this Amendment # 2 to the Agreement shall have the meaning as set forth in the Agreement.

In all other respects, the terms of the Agreement will remain unchanged.

If you agree to this amendment, please countersign, date and return to us the attached duplicate of this letter.

Sincerely yours

Schering Aktiengesellschaft

/s/ Dr. Klaus Menken	/s/ Dr. Bernhard Firtz-Zieroth
Dr. Klaus Menken	Dr. Bernhard Fritz-Zieroth

December 16, 2004

Accepted and agreed by

CoTherix, Inc.

/s/ Donald J. Santel
Donald J. Santel

Chief Executive Officer

Date: 29 December, 2004